Exhibit 10.1

AMENDMENT NO. 4 TO MANAGEMENT AGREEMENT

This AMENDMENT NO. 4 TO MANAGEMENT AGREEMENT (this “Amendment”) is dated February 15, 2018 and effective as of December 28, 2017, by and among Starwood Property Trust, Inc., a Maryland corporation (the “Company”), and SPT Management, LLC, a Delaware limited liability company (the “Manager”).  Unless the context requires otherwise, capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Manager are parties to that certain Management Agreement, dated as of August 17, 2009 and as amended from time to time, including by Amendment No. 1 to Management Agreement, dated as of May 7, 2012, Amendment No. 2 to Management Agreement, dated as of December 4, 2014, and Amendment No. 3 to the Management Agreement, dated as of August 4, 2016 (the “Agreement”);

WHEREAS, the Company and the Manager desire to have the Agreement specifically contemplate “DownREIT” and/or “UPREIT” equity unit issuances where such equity unit receives distributions that are referenced to the dividends received by a share of Common Stock and such equity unit is redeemable at the option of the holder for cash or, at the option of the Company or a Subsidiary, for one share of Common Stock (subject to adjustment) and to address any issuance of Common Stock in exchange for the stock of another company;

WHEREAS, the Company and the Manager desire to amend, and do hereby amend, the Agreement as set forth herein; and

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.1          Definition of Equity.  Section 1(a) of the Agreement is hereby amended by adding the double underlined text so that the definition of “Equity” reads in its entirety as follows:

“Equity” means (a) the sum of (1) the net proceeds from all issuances of the Company’s equity securities (or, without duplication, equity securities of Subsidiaries issued in exchange for properties or interests therein) since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings (and, to the extent deducted from the Company’s retained earnings, distributions payable with respect to equity securities of Subsidiaries issued in exchange for properties or interests therein) at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company or any of its Subsidiaries has paid to repurchase the Company’s Common Stock since inception. Equity excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.  The amount of net proceeds received shall be subject to the determination of the Board of Directors to the extent such proceeds are other than cash or marketable securities or if the applicable equity was not issued based on a formula calculated relative to the trading price of shares of Common Stock.

1.2          Definition of Core Earnings.  Section 1(a) of the Agreement is hereby is hereby amended by adding the double underlined text and deleting the strikethrough text so that the definition of “Core Earnings” reads in its entirety as follows:

“Core Earnings” means ~~the~~ net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (v) one-time events pursuant to changes in GAAP, (vi) to the extent deducted from net income (loss), distributions payable with respect to equity securities of Subsidiaries issued in exchange for properties or interests therein and (vii) certain non-cash adjustments, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.

1.3          Definition of Incentive Compensation.  Section 1(a) of the Agreement is hereby is hereby amended by adding the double underlined text to the first paragraph of the definition of “Incentive Compensation” such that the first paragraph of the definition of “Incentive Compensation” reads in its entirety as follows:

“Incentive Compensation” means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) Core Earnings of the Company for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of the Common Stock of all of the Company’s public offerings of Common Stock and acquisitions in exchange for Common Stock (and, without duplication, issue price per equity security of Subsidiaries issued in exchange for properties or interests therein) multiplied by the weighted average number of shares of Common Stock (and, without duplication, equity securities of Subsidiaries issued in exchange for properties or interests therein) outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock, restricted stock units or any shares of Common Stock underlying other awards granted under one or more of the Company’s Equity Incentive Plans) in the previous 12-month period and (B) 8%, and (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that (1) no Incentive Compensation shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero and (2) for purposes of clause (1)(a)(ii)(A) above, on and after January 31, 2014, the computation of the weighted average issue price per share of the Common Stock shall be decreased to give effect to the book value per share on January 31, 2014 of the assets of the Company’s formerly wholly-owned subsidiary, Starwood Waypoint Residential Trust, which was spun-off on January 31, 2014, and the computation of the average number of shares of Common Stock outstanding shall be decreased by the weighted-average number of shares of Starwood Waypoint Residential Trust distributed in the spin-off on January 31, 2014.  The issue price per share of Common Stock (or equity security of a Subsidiary) shall be subject to the determination of the Board of Directors to the extent such Common Stock (or equity security of a Subsidiary) is issued in exchange for consideration other than cash or marketable securities or if the Common Stock (or equity security of a Subsidiary) was not issued based on a formula calculated relative to the trading price of shares of Common Stock.

1.4          Interpretation.  All questions of interpretation and application of the changes made by this Amendment shall be determined by the audit committee of the Board of Directors in its sole discretion.

1.5          Representations and Warranties.

(a)           The Company represents and warrants to the Manager that this Amendment: (i) has been duly and validly executed and delivered by the Company; and (ii) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(b)           The Manager represents and warrants to the Company that this Amendment: (i) has been duly and validly executed and delivered by the Manager; and (ii) constitutes the legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

1.6          Ratification of Agreement.  Except as expressly provided in this Amendment, all of the terms, covenants and other provisions of the Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

1.7          Miscellaneous Provisions.  The provisions of Section 16 (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first written above.

STARWOOD PROPERTY TRUST, INC.

By:	/s/ Barry S. Sternlicht
Name: Barry S. Sternlicht
Title: Chief Executive Officer

SPT MANAGEMENT, LLC

By:	/s/ Andrew J. Sossen
Name: Andrew J. Sossen
Title: Authorized Signatory

[Amendment No. 4 to Management Agreement]